Exhibit 99.6

BRISTOL-MYERS SQUIBB COMPANY

Offer to Exchange up to 170,000,000 Shares of Class A Common Stock of

MEAD JOHNSON NUTRITION COMPANY

which are owned by Bristol-Myers Squibb Company

for Shares of Common Stock of

BRISTOL-MYERS SQUIBB COMPANY

Pursuant to the Prospectus dated November 16, 2009

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 14, 2009, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE”. SHARES OF BMS COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

To Our Clients:

Enclosed for your consideration are the prospectus dated November 16, 2009 (the “Prospectus”), the related Letter of Transmittal (the “Letter of Transmittal”), including instructions therefor, for tendering shares of Bristol-Myers Squibb Company (“BMS”) common stock, par value $0.10 per share (“BMS common stock”), which collectively constitute the offer by BMS to exchange up to 170,000,000 shares of Mead Johnson Nutrition Company (“MJN”) class A common stock, par value $0.01 per share (“MJN common stock”), which are owned by BMS.

We are the holder of record (directly or indirectly) of shares of BMS common stock held for your account. As such, a tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares of BMS common stock held by us for your account.

Please instruct us as to whether you wish us to tender any or all of the shares of BMS common stock held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus.

Your attention is directed to the following:

1. BMS is offering to exchange up to 170,000,000 shares of MJN common stock which are owned by BMS for shares of BMS common stock that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. For each $1.00 of BMS common stock accepted in the exchange offer, you will receive approximately $1.11 of shares of MJN common stock, based on the Average BMS Price and the Average MJN Price determined by BMS as described in the Prospectus and subject to an upper limit of 0.6027 shares of MJN common stock per share of BMS common stock. See “The Exchange Offer—Terms of the Exchange Offer”. IF THE UPPER LIMIT IS IN EFFECT, YOU WILL RECEIVE LESS THAN $1.11 OF SHARES OF MJN COMMON STOCK FOR EACH $1.00 OF BMS COMMON STOCK THAT YOU TENDER, AND YOU COULD RECEIVE MUCH LESS.

The “Average BMS Price” and the “Average MJN Price” will be determined by BMS by reference to the simple arithmetic average of the daily volume-weighted average prices of shares of BMS common stock and MJN common stock, respectively, on the New York Stock Exchange during the three consecutive trading days (currently expected to be December 8, 9 and 10, 2009) ending on and including the second trading day preceding the expiration date.

2. Upon the terms and subject to the conditions set forth in the Prospectus, tendering stockholders whose shares of BMS common stock are accepted by BMS pursuant to the exchange offer will receive MJN common stock (or cash in lieu of fractional shares).

3. BMS’ obligation to exchange shares of MJN common stock for shares of BMS common stock is subject to certain conditions, as described in the Prospectus, which you should read carefully and in its entirety.

4. Shares of BMS common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer and, unless BMS has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once BMS accepts shares of BMS common stock pursuant to the exchange offer, your tender is irrevocable.

5. Tendering stockholders who fail to complete and sign the Substitute Form W-9 included in the Letter of Transmittal or submit a complete IRS Form W-8BEN, as applicable, may be subject to required U.S. federal backup withholding applicable to the gross cash proceeds payable to such stockholder or other payee pursuant to the exchange offer.

6. BMS will pay or cause to be paid all stock transfer taxes, if any, payable as a result of the transfer to it of any shares of BMS common stock tendered and the transfer to tendering stockholders of shares of MJN common stock, subject to the instructions included in the Letter of Transmittal.

The exchange offer is made solely by means of the Prospectus and the enclosed Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of BMS common stock in any jurisdiction in which the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.

If you wish to have us tender any or all of your shares of BMS common stock, please complete, sign, detach and return to us the instruction form on the reverse side of this letter. An envelope to return to us your instruction form is enclosed. If you authorize the tender of your shares of BMS common stock, all such shares will be tendered unless otherwise specified on the instruction form. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration date of the exchange offer.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 14, 2009, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Instruction Form with Respect to

BRISTOL-MYERS SQUIBB COMPANY

Offer to Exchange up to 170,000,000 Shares of Class A Common Stock of

MEAD JOHNSON NUTRITION COMPANY

which are owned by Bristol-Myers Squibb Company

for Shares of Common Stock of

BRISTOL-MYERS SQUIBB COMPANY

The undersigned acknowledge(s) receipt of your letter and the enclosed prospectus dated November 16, 2009 (the “Prospectus”) and the related Letter of Transmittal in connection with the offer by Bristol-Myers Squibb Company (“BMS”) to exchange up to 170,000,000 shares of Mead Johnson Nutrition Company (“MJN”) class A common stock, par value $0.01 per share (“MJN common stock”), which are owned by BMS for BMS common stock, par value $0.10 per share (“BMS common stock”).

This instructs you to tender the number of shares of BMS common stock indicated below (or if no number is indicated below, all shares of BMS common stock held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal furnished to the undersigned.

Account Number:	SIGN HERE:

Shares of BMS common stock to be tendered
Signature(s)
ODD-LOTS ☐ By checking this box, I represent that I own beneficially less than 100 shares of BMS common stock and am tendering all my shares of BMS common stock.
Name(s)

Address(es)

Dated , 2009	(Zip Code)
Area Code and Telephone Number Taxpayer Identification or Social Security Number(s)as applicable

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, THE INFORMATION AGENT, ANY OF THE DEALER-MANAGERS, MEAD JOHNSON NUTRITION COMPANY OR BRISTOL-MYERS SQUIBB COMPANY.

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